Exhibit 10.19
EMPLOYMENT AGREEMENT
      This Employment Agreement (the “Agreement”) is entered into between PAR Electrical Contractors, Inc. (“Employer”) and John R. Wilson (“Employee”) on this 10th day of December, 2010, but to be effective as the 31st day of December, 2010 (the “Effective Date”).
I. RECITALS
     As of the date of this Agreement, the Protected Parties (as defined below) are engaged primarily in the business of specialty contracting for customers in the electric power, natural gas and oil, telecommunications, cable television and renewable energy industries, as well as for transportation, commercial and industrial customers. As such, the Protected Parties have developed and continue to develop and use certain trade secrets and otherwise Proprietary and Confidential Information, as hereinafter defined. The Protected Parties have spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Protected Parties.
     Pursuant to this Agreement, Employee shall be employed by Employer in a confidential and fiduciary relationship and such Proprietary and Confidential Information will necessarily be provided to, communicated to, or acquired by Employee by virtue of his employment with Employer.
     Based upon the above, Employer desires to retain the services of Employee on its own behalf, as well as on the behalf of the Employer Group and, in so doing, protect the Proprietary and Confidential Information subject to the terms and conditions set forth herein.
II. DEFINITIONS
     A. For purposes of this Agreement, “Employer Group” shall mean the Employer, as well as its predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.
     B. As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public or trade secret information or data in any form or medium, tangible or intangible, which has commercial value and which Employer, its ultimate parent company Quanta Services, Inc. (“Quanta”) and their subsidiaries and affiliates (collectively with Employer, the “Protected Parties” and individually, a “Protected Party”) possess or to which the Protected Parties have rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning a Protected Party’s specific manner of doing business including, but not limited to, the processes, methods or techniques utilized by a Protected Party, the Protected Party’s customers, customer lists, prospect lists, prospect information, marketing strategies and plans, sales strategies, pricing information, pricing lists, margin information, markup information, customer buying habits, practices and needs, operational procedures, employee lists, prospective employees, training information and practices, sources of supply and material specifications, the Protected Party’s computer programs, system documentation, special hardware, related software development, the Protected Party’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements or inventions, and Personal Information.
     Personal Information (“PI”) includes an individual’s first name and last name or first initial and last name in combination with any of the following: their Social Security number, tax I.D. number, social insurance number, driver’s license number, state issued identification card number, financial information, healthcare information, or credit or debit card number.
     Proprietary and Confidential Information also includes information developed by Employee during his course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment.
III. EMPLOYMENT AND TERM OF EMPLOYMENT
     A. Position and Duties. Employer employs Employee as a Manager-At-Large. As such, Employee shall have responsibilities and duties as the President of the Employer, in his sole discretion, shall determine.
          1. Employee shall faithfully adhere to, execute and fulfill such duties as may reasonably be assigned to him by the President of the Employer or such other direct supervisor designated by Quanta (the “Supervisor”). Employee shall also, to the extent requested by the Employer or Quanta, render occasional services to Quanta or any of its affiliates.
          2. Employee agrees to devote reasonable attention and time to the business and affairs of the Employer Group to the extent necessary to discharge the responsibilities assigned to Employee hereunder and to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
          3. Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as such activities do not interfere with the performance of Employee’s responsibilities to the Employer Group as set forth in this Agreement.
          4. In the performance of his duties, Employee shall use his best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to the Employer Group.

          5. Employee shall comply with the Employer Group’s employment policies, procedures, practices and rules generally applicable to other peer employees of the Employer Group.
     B. Term. The term of this Agreement shall begin on the Effective Date and end on the fifth anniversary of the Effective Date (the “Term”).
     C. Place of Performance. Employee shall not be provided with regular office space by the Employer and may render services hereunder at the location(s) of Employee’s choosing unless specific tasks (including, without limitation, normal business travel) require him to perform such services in a specific location from time to time.
IV. COMPENSATION AND BENEFITS
     A. Annual Base Salary. During the Term, Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid, an annual base salary of $150,000, reduced by applicable withholding taxes and payable in accordance with the payroll practices of Employer. In the event that Employee dies during the Term, Employer will pay to Employee’s heirs or estate, as applicable, in a lump sum, Employee’s annual salary for the remainder of the Term, reduced by any applicable withholding taxes.
     B. Welfare Benefit Plans. Employer shall pay one hundred percent (100%) of all premiums for coverage under the welfare benefit plans, practices, policies and programs provided by Employer generally applicable to other peer employees of Employer, including, but not limited to, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs consistent with the terms the written plan documents and applicable written policies .
     C. Reimbursement of Expenses. Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of Employer including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer.
     D. Compliance with Section 409A of the Code. The payments to be made under this Agreement are intended to be exempt from 409A. Notwithstanding the foregoing, the Employer makes no representation or warranty and shall have no liability to the Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code.
     If the Compensation Committee of the Board (the “Committee”) determines that severance payments due under this Agreement constitute “deferred compensation” subject to Section 409A of the Code, and that the Employee is a “specified employee” as defined in Section

409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first payroll date of the seventh month following the month in which the Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments the Employee would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether the Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Committee which are incorporated by reference herein.
     All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Employee’s lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.
V. OBLIGATIONS RELATING TO PROPRIETARY
AND CONFIDENTIAL INFORMATION AND RESTRICTIVE COVENANTS
     A. Obligations of Employer.
          1. Employee agrees and acknowledges that during Employee’s employment, Employee will be provided, and will use, valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of Employee’s job requirements and responsibilities with the Employer Group. In addition, Employer shall provide to Employee, during Employee’s employment, with the equipment, materials and facilities necessary to assist Employee in the performance of Employee’s job requirements and responsibilities with the Employer Group.
          2. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of his job requirements and responsibilities with the Employer Group including, but not limited to, training relating the Employer Group’s cost structures, methods of operation, products and marketing techniques, business strategies, plans and models.
     B. Obligations of Employee.
          1. Nondisclosure of Proprietary and Confidential Information. Both during and after the Term, Employee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the Term Employee shall not use or disclose, directly or indirectly, Proprietary or Confidential Information without the written consent of Employer, except as may be necessary in the ordinary course of performing his duties to the Employer

Group. In addition, Employee will not view or access any PI unless required by Employer in the course of performing his duties to the Employer Group and then only when authorized by Employer to do so. Employee shall bear all costs, losses and damages resulting from a breach of this paragraph.
          2. Return of Proprietary and Confidential Information. All documents and tangible things embodying or containing Proprietary and Confidential Information are the exclusive property of the Protected Parties. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with the Employer Group. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimile and specimens of them in any tangible or electronic forms in Employee’s possession, custody or control to the Protected Party before leaving the employment of Employer for any reason, whether voluntary or involuntary.
          3. Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Protected Parties’ own interest.
          4. Restrictive Covenants. Employee agrees that in order to preserve the confidentiality of the Proprietary and Confidential Information, to prevent the theft or misuse of the Proprietary and Confidential Information, to protect the Employer’s customer relationships with its existing customers, Employee agrees that during the Term, Employee shall not, without Employer’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:
               a. Non-Competition. (i) Engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any specialty contracting business for customers in the electric power, natural gas and oil, telecommunications, cable television or renewable energy industries, or transportation, commercial and industrial customers, within the United States, or within 100 miles of any other geographic area in which a Protected Party conducts business, including any territory serviced by a Protected Party (the “Territory”); or (ii) create, establish, develop and/or manage investments (including though an investment fund) related to the business of the Employer Group and any affiliates associated with the Employer Group’s business, including, without limitation, the establishment, development or management of investments in entities associated with the industries that a Protected Party serves;
Notwithstanding anything to the contrary contained in this Agreement, Employer agrees that Employee may own up to two (2%) of the outstanding shares of the capital stock of a company whose securities are registered under Section 12 of the Securities Exchange Act of 1934.
               b. Non-Solicitation of Customers and Prospective Acquisitions. (i) Solicit or call upon any person or entity that Employee actually sold or delivered any services to, had direct contact with or formed a business relationship with, during Employee’s employment with Employer or Quanta, for the purpose of soliciting or selling products or services in competition with the Protected Party; or (ii) solicit or call upon any prospective acquisition candidate of a Protected Party or investment or investment opportunity of any Protected Party, on Employee’s own behalf or on behalf of any competitor, which candidate, investment or investment opportunity was, to Employee’s actual knowledge after due inquiry, either called upon by the Employer Group or any Protected Party or for which the Employer Group or any Protected Party made an acquisition or investment analysis for the purpose of acquiring or investing in such entity.
               c. Non-Solicitation of Employees. Employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of a Protected Party to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any.
          5. Reasonableness of Restrictions and Irreparable Harm. Employee acknowledges that each Protected Party has a legitimate need to protect itself from improper or unfair competition and to protect its Proprietary and Confidential Information, as well as each Protected Party’s customer relationships with both its prospective and existing customers, to protect its customer goodwill, and that the time, geographic and scope of activity restrictions contained in this Agreement are reasonable and necessary to protect each Protected Party’s operations, legitimate competitive interests, and Proprietary and Confidential Information. Employee also acknowledges the highly competitive nature of the business of the Protected Parties and that irreparable harm would be caused by Employee’s violation of the restrictions contained herein. However, if the aforesaid restrictions are found by any court having jurisdiction to be invalid or unreasonable because they are too broad in any extent, then the restrictions herein contained shall nevertheless remain effective, but shall be deemed amended as may be considered to be reasonable by such court, including, without limitation, limiting the duration of the restrictions herein to a specified period following Employee’s termination of employment or limiting the geographic scope of such restrictions.
          6. Agreement to Inform Subsequent Employers and Report New Employer. At anytime during the Term, following the termination of Employee’s employment with Employer, whether voluntary or involuntary, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement. Employee also agrees to provide Employer with the identity of Employee’s new employer(s) and a description of the services being provided by Employee in sufficient detail to allow Employer to reasonably determine whether such activities fall within the scope of activities prohibited by the provisions of this Agreement.
          7. Ability to Obtain Other Employment. Employee acknowledges that in the event of his termination, or expiration of his employment with Employer, Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with Employer or in the geographic areas outside of the Territory; and

that the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.
     8. Remedies/Damages.
               a. Injunctive Relief. Employee agrees that Employer’s remedies at law for any violation of this Agreement are inadequate and that Employer has the right to seek injunctive relief in addition to any other remedies available to it. Accordingly, Employee agrees that Employer, its successors and assigns, has the right to seek issuance of a court ordered temporary restraining order, preliminary injunction and permanent injunction, in addition to any other legal or equitable remedies which may be available to Employer at law or in equity or under this Agreement.
               b. Other Remedies. If Employee violates and/or breaches this Agreement, Employer shall be entitled to cease payments hereunder and an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Employee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement.
               c. Costs and Fees. Employee acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards Employer any damages and/or an injunction due to the acts of Employee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.
          9. Nondisparagement. Employee acknowledges and agrees that both during and after his employment with Employer, whether such termination is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, either any Protected Party or any of its officers, directors or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employee receives such a valid subpoena or legal mandate, he shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure.
VII. WAIVER OF RIGHT TO JURY TRIAL
EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

     A. Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy;
     B. Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws; and
     C. Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.
VIII. CHOICE OF LAW
     Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Missouri, without regard to the conflict of laws principles or rules thereof.
     At the sole option of Employer, any dispute or controversy arising out of or relating to this Agreement or Employee’s relationship or employment with Employer may be brought by Employer in any other of appropriate jurisdiction. Employee consents to and submits to the jurisdiction of such courts.
     To the extent Employee files any claims against Employer relating to this Agreement or Employee’s relationship or employment with Employer, Employee agrees that any such claims shall be brought in the state or federal courts located in the county or federal district, as applicable, in which Kansas City, Missouri is located. Employee consents to and submits to the jurisdiction of such courts. Employee agrees to bring any claims Employee may have against Employer within 300 days of the day that Employee knew, or should have known of the facts giving rise to the cause of action and waives any longer, but not shorter, statutory or other limitations periods. This includes, but is not limited to, the initial filing of a charge with the Equal Employment Opportunity Commission and/or state equivalent civil rights agency. However, Employee understands that Employee will thereafter have the right to pursue any federal claim in the manner prescribed in any right to sue letter that is issued by an agency.
     Employer and Employee agree that a judgment in any suit, action or proceeding shall be conclusive and binding on each and may be enforced in any courts to whose jurisdiction Employer or Employee is or may be subject to, by suit upon such judgment.

IX. MISCELLANEOUS
     A. Publicity Release. By executing this Agreement, Employee forever gives Employer, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right he may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.
     B. Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     C. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:

To Employer:	PAR Electrical Contractors, Inc. c/o Quanta Services, Inc. 1360 Post Oak Blvd., Suite 2100 Houston, Texas 77056 Attention: Chief Executive Officer

To Employee:	6001 Julian Dr. Kansas City, Missouri 64152
Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Employee may change the address for notice purposes by notifying the other of such change in accordance with this Section IX.C.

     D. Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.
     E. Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement and/or the end of Employee’s employment, whether voluntarily or involuntarily, including but not limited to Sections V, VI, VII, VIII and IX, will not be affected or diminished in any way by the termination of this Agreement and/or the end of Employee’s employment.
     F. Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.
     G. Entire Agreement. This Agreement supersedes any other agreements, written or oral, between Employer and Employee, other than the restrictive covenants contained in Section 4 of the employment agreement between Quanta Services, Inc. and the Employee dated as of May 21, 2003, which shall remain in effect in accordance with their terms, and that certain letter agreement between Quanta Services, Inc. and the Employee dated December 10, 2010, and Employee has no oral representations, understandings or agreements with Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplement by evidence of any prior or contemporaneous oral or written agreements.
     H. Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
     I. Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other.

     J. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
EMPLOYER:
PAR ELECTRICAL CONTRACTORS, INC.

By:	/s/ James H. Haddox
James H. Haddox, Vice President

EMPLOYEE:

/s/ John R. Wilson
JOHN R. WILSON

QUANTA SERVICES, INC.*

By:	/s/ John R. Colson
John R. Colson
Chairman and Chief Executive Officer

*	as a third-party beneficiary of this Agreement.